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                                                                    Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No.1 Registration Statement No. 333-57013 of Nationwide Electric, Inc. of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-57013 of The Allison Company of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Amendment No. 1 Registration Statement No. 333-57013 of the consolidated financial statements of Henderson Electric Co., Inc. and Subsidiaries of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
July 30, 1998